ALARIS HOMES, INC.
Purchase Agreement

This is a legally binding agreement. Read carefully. If you do not understand the effect of any part, consult your attorney or other competent advisor before signing.

SELLER does not represent or warrant that the Subject Property has been or will be completed in accordance with any plan or model home that you may have been shown. At or prior to closing, you will receive either (A) Seller's limited warranty, or (B) an application for an insured new home warranty program. Copies of these warranty documents are available for your review at Seller's office, such documents are legally binding which you should understand before you sign this agreement. At or prior to closing, you may receive warranties from firms other than Seller. Seller makes no representation as to the terms, conditions, or duration of any such third-party warranties.

THIS PURCHASE AGREEMENT, made this, the 25th day of January 2025, by and between

Arrived Holdings Inc. and ______
First Middle Last First Middle Last

A citizen and resident of 1 West Mountain Street Suite 109 (Street) Fayetteville (City) AR (State) 72701 (ZIP Code)

Telephone (H) 703-887-6608 (O)______ (hereinafter referred to as "Buyer"), and Alaris Homes, Inc. (hereinafter referred to as "Seller").

WITNESSETH:

1. AGREEMENT TO SELL AND PURCHASE. Seller hereby agrees to sell and convey to Buyer, and Buyer hereby agrees to purchase from Seller, Lot no./Unit no. 232 in the subdivision/ project of Wynterhall ("Project") Section no./Phase no. 4B County of Guilford Street Address 3504 Marksbury Drive City Greensboro State NC ZIP Code 27405 together with a dwelling, plan name Montclaire Plan No. 2712 Elevation D constructed or to be constructed thereon (all of which shall collectively be referred to hereinafter as "Subject Property"), upon the terms and conditions stated herein.

ANY MODEL HOMES, SALES BROCHURES, STATEMENTS OR DESCRIPTIVE MATTER, AND ANY OTHER ADVERTISING OR PROMOTIONAL MATERIAL USED OR DISPLAYED BY SELLER ARE EXPRESSLY EXCLUDED FROM AND SHALL NOT BE INCORPORATED IN THIS AGREEMENT.

2. PURCHASE PRICE. The purchase price of said lot or unit, together with improvements located on or to be located on said lot, is: (Place **Total Price** figure from below on this line)........ $ 345,400.

The purchase price shall be payable as follows:

A. Security deposit which will be applicable toward the purchase price, and shall be paid upon the signing of this agreement: $ 2,000. nonrefundable

B. Additional cash down payment which will be applicable toward the purchase price payable to Seller on ______ or **prior to the start of construction**: $ 0.00

C. Non-refundable Option Deposit, which will be applicable toward the purchase price, and shall be paid upon the signing of this agreement: $ 0.00

D. Balance of purchase price at closing, in the form of (X) cash, ( ) VA, ( ) FHA, or ( ) conventional mortgage loan financing proceeds: $______

E. SELECTIONS AND OPTIONS

Base price of House Plan........ $ 343,900.

Garage (If not included)........ $ Included

Lot Premium .... $ 1,500.

Foundation: Check below which type of foundation the house is to be constructed on and add any additional cost to this line $ Included

☐ Crawl
☒ Slab

Bonus Room or additional room description: ______ $ NA

Option One Primary Bathroom Upgrade ($4000 value) 10 x 12 Concrete Patio ($3,200 value) $ Included

Option Two LVP 1st Floor ($2,000 value) Flood Lights ($600 value) $ Included

Option Three Black Appliances upgrade ($625 value) LED Lighting Package ($2,500 value) $ Included

FAILURE TO PERFORM SHALL CONSTITUTE A DEFAULT HEREUNDER.

3. SELECTION SHEET. Buyer agrees to complete the selection and slip sheets and attach to this agreement. Failure to perform this in a timely manner shall constitute a default hereunder.

4. MORTGAGE FINANCING. Buyer's obligation to complete this purchase is contingent upon Buyer's ability to obtain a VA / FHA / conventional (CIRCLE SELECTION) loan in the amount of at least $ NA . **If Seller is to pay any discount points or fees, Buyer must obtain loan from a lender acceptable to Seller.** Buyer agrees that a VA or FHA loan shall be closed at the interest rate prevailing at the time of closing, with the interest rate on a conventional loan being determined by Buyer and Lender. Buyer must establish the terms of any interest rate lock offered by the Lender and make the payment therefor. Seller is not responsible for locking interest rate or discount points, or any matter related to Buyer's financing.

Seller shall not be liable for any discount points or fees, unless previously agreed to in writing by Seller. Buyer shall provide without delay all information required by Lender in connection with application for the loan, and shall otherwise use Buyer's best efforts to obtain approval of the loan. If, however, Buyer does not qualify for the loan, or is approved subject to contingencies which are unsatisfactory to Seller or which, in Seller's opinion, cannot be fulfilled, Buyer's Security Deposit (less $250.00 to cover Seller's reasonable administrative expenses) shall be returned to Buyer, and when returned, this Agreement shall automatically be terminated with neither party having any further rights or obligations hereunder. Buyer agrees to submit loan application within five (5) days from the date of this Agreement. Buyer acknowledges that Lenders may view individual borrowers differently; therefore, Buyer agrees to apply for financing with multiple lenders, as necessary, in order to obtain financing. Buyer's failure to use best efforts to obtain financing shall constitute a default hereunder.

Seller, upon providing written notice to Buyer, shall have the right to terminate this Agreement should Buyer be unable to provide Seller with written confirmation that Buyer has obtained a mortgage financing commitment in a form reasonably satisfactory to Seller at least 45 days prior to the substantial completion of the Subject Property. Seller, in its sole discretion, may grant up to two extensions of seven days each of the 45 day period. Any such extension must be in writing and executed by the Seller's President or Vice President.

If Buyer authorizes Seller to proceed with the lot purchase and/or start of construction by written notice, change order or delivery of all or part of the additional cash down payment, Buyer waives all contingencies set forth herein, including but not limited to the Mortgage Financing contingency set forth in this Paragraph 4.

By signing this Agreement, Buyer hereby authorizes any Lender to disclose to Seller the status of any mortgage loan application, including but not limited to credit reports, job and income verifications and deposits verifications.

5. CLOSING COSTS AND PREPARED ITEMS. Seller agrees to pay up to a maximum of $ 0.00 in Buyer's closing costs, which include without limitation: attorney's fees, survey, deed preparation, mortgagee's and owner's title insurance, deed and mortgage recording fees, state and local mortgage documentary taxes and stamps and loan origination fees up to a maximum of Notwithstanding the foregoing, Seller is under no obligation to expend or refund any unused or unallocated contribution and Buyer acknowledges that any unused portion shall be forfeited. Buyer understands and agrees that Seller is strictly limited by regulation as to the amount of points and closing costs it may pay for Buyer. Buyer agrees to pay lender's application fee, underwriting and administrative fees, credit report fee, appraisal fee and all prepaid items including (but not limited to): homeowner's insurance premium, mortgage insurance premium, escrow deposits for property taxes and insurance and prepaid interest. VA funding fee, if applicable, shall be paid by Buyer. Property taxes will be prorated on a calendar year basis between Seller and Buyer as of the date of closing. **It is understood by Buyer that Seller's payment of the closing cost listed above is conditioned upon Buyer using an attorney designated by Seller to conduct the closing of the Subject Property.**

6. COMPLETION.
A. Subject to Seller's receipt of the Selection Sheet (as herein defined) and any other deliverables required hereby, receipt of a firm mortgage commitment from a Lender approved by Seller within twenty-one (21) days of the date hereof, and receipt of the balance of the cash down payment if the Subject Property is not yet completed, the Seller shall complete the Subject Property and have the same ready for occupancy within a reasonable time thereafter.
B. In the event that Seller, through reasonable sources of supply, is unable to obtain the exact materials specified on the plans, specifications, or the selection sheet, Seller shall have the right to substitute materials of similar pattern and design and of substantially similar quality. Seller reserves the right to make changes in the plans and specifications for purposes of mechanical installation, building code requirements, and normal architectural design improvements subsequent to the date of this Agreement. If Subject Property Lot is to be purchased by Seller, this Purchase Agreement shall immediately become null and void if said Lot cannot be satisfactorily purchased by Seller, and the Security Deposit refunded to Buyer subject to the terms of this Purchase Agreement.
C. Issuance of a Certificate of Occupancy by the inspection authority with jurisdiction shall be evidence that the Subject Property has been substantially completed with due care by Seller.

7. CLOSING
The closing of the sale of the Subject Property shall be within five (5) days after Seller certifies that the Subject Property has been substantially completed. In the event that on the closing date the Subject Property shall be otherwise habitable, but items such as landscaping and final grading cannot be completed by reason of weather or other conditions beyond Seller's control, the closing shall nevertheless be conducted on the scheduled date. Seller will complete such items as soon as practicable after conditions permit. Any agreed items listed as needing corrective action on the PRESETTLEMENT INSPECTION, conducted by Seller and Buyer, will be completed as soon as practicable, but shall not be cause for delaying closing, if all other conditions of this Agreement have been fulfilled.
At the closing, Buyer shall deliver to Seller an executed Affidavit of Buyer's Acceptance, in which Buyer acknowledges that the Subject Property has been completed to Buyer's full and complete satisfaction. Seller's obligations pursuant to this Agreement shall be contingent upon Buyer's execution and delivery of such Affidavit, and Buyer's failure to execute and deliver such Affidavit shall constitute a default hereunder. Closing shall be held at such specific time and place as is designated by Seller. **Seller shall have the right to select the closing attorney**.

8. POSSESSION. Possession of Subject Property shall be delivered at closing.

WYNTERHALL

9. DELIVERY OF TITLE. At the closing, Seller shall convey to Buyer, by general warranty deed, fee simple title to the Subject Property, together with membership in the ~~Thornton~~ Homeowner's Association (the "Association"), if applicable, subject to the following exceptions:
a. The terms, provisions, conditions, covenants, easements, and restrictions of the Project and the Articles of Incorporation and Bylaws of the Association,

Agreement, except the warranties referenced herein.

10. DECLARATION OF COVENANTS, CONDITIONS AND RESTRICTIONS. If applicable, Buyer agrees to be bound by the Declaration of Covenants, Conditions and Restrictions for the Project, the Articles of Incorporation and the Bylaws of the Association and rules and regulations promulgated and hereafter adopted pursuant thereto and to pay when due all monthly common area expenses and charges which relate to this Subject Property. Buyer further agrees to pay to the Association at time of closing hereunder, in addition to any other sums due hereunder, a deposit of an amount equal to two full months assessments due on the Subject Property (as a one-time funding fee for the association) plus the pro rata portion for the calendar month immediately following the closing (if any amounts shall be due for said calendar month), as an initial contribution to the common expenses assessed by the Association. The covenants of Buyer contained in this section shall survive the closing and delivery of the deed of the Subject Property.

Membership in the Association will be mandatory of Buyer, and all owners of lots within the Project. Dues and membership fees will be obligatory. During the year 2025, such fees will not exceed $ $43.64 per month. **Buyer to verify**. Notwithstanding any other provision of this contract to the contrary, any increase in such fees to Buyer will be made in compliance with the provisions of the Declaration of Conditions, Covenants and Restrictions of the Project.

11. POSITIONING OF HOUSE ON LOT. The placement of the house on the lot is **entirely in the discretion of the Seller.** The position of the house will not be altered or changed in any way after Buyer and Seller have signed this Agreement. The decision to put a garage on any floor plan must be made prior to the signing of this Agreement. **Seller will not return at any later date and add a garage or change placement of the house.**

12. TREES. Seller grades each lot as necessary for placement of the house on the lot. Existing trees within thirty feet (30') of the foundation **may be removed at the discretion of Seller.** Trees may be removed as necessary for the placement of the driveway. After initial grading of the lot is completed, Seller will not return to remove existing trees except where necessary for construction purposes. Some trees left near where grading has occurred may die. Seller is not responsible for existing trees that die due to grading or other disturbances either manmade or natural.

13. LANDSCAPING. Seller's landscaping of Subject Property shall be limited to rough grading of the yard to conform to natural contours to cause water to flow away from the foundation, fine grading to remove large surface rocks only, planting of a front yard bed next to the foundation and seeding the front, side and rear yards as further described herein. Seller retains full discretion as to the type, quality and quantity of landscaping installed. Seller does not warrant or guarantee any of the landscaping, trees or shrubs whether natural or planted. Seller will not be responsible for water damage to Subject Property resulting from natural erosion and/or erosion caused by changes in grade caused by Buyer. Seller will seed the front yard and up to 30 feet (30') around the perimeter of the home, and all other areas affected by construction. The seed used is a fescue mixture, and is the most common grass used in this area. Seller installs a starter lawn only. Fescue lawns usually go dormant (and may turn brown) in the hot summer months, and should not be allowed to completely dry out. Fertilizing in the hot summer months is not recommended. Straw is scattered on the ground at seeding to help keep the soil moist, and it may need replacing or rearranging as the wind and rain move it around. Maintenance is very important for establishing a proper lawn. The lawn should be maintained at a height between 2-3 inches minimum and 5-6 inches maximum. If cut too short, the sun may dry out the lawn excessively. If allowed to grow too long, the lower growing grass may become tender because of shading and when cut may be burned by the sun. Frequent cutting at the proper height will keep the light at the proper level and encourage new growth. It is normal to have bare spots in the lawn because the seed may flow from high spots to lower ones. Swales may cause difficulty in establishing a good stand, especially during rainy periods, because the water run off washes away the seed before it roots. Seller will return once within the first year following closing to reseed and straw washed areas. Except as otherwise provided herein, Seller will not be responsible for any additional landscaping activities related to the Subject Property.

14. ASSESSMENTS. Seller warrants that there are no encumbrances or special governmental assessments, either pending or confirmed, for sidewalks, paving, water, sewer, or other improvements on or adjoining the property.

15. DEFAULT. A. By Buyer: Buyer acknowledges that, by signing this Agreement, Seller will incur costs in anticipation of performance of its obligations hereunder, the exact amount of such costs being extremely difficult and impracticable to determine with any degree of certainty. Therefore, in the event Buyer breaches this Agreement, Seller shall have the right to terminate this Agreement and retain the Security Deposit, the additional Down Payment (if any), the Option Deposit and such other amounts previously paid by Buyer to Seller pursuant to Paragraph 2 above, as liquidated damages. Buyer acknowledges and agrees that this amount represents a fair and reasonable estimate of the costs that the Seller will incur in anticipation of performance hereunder and that such amount is not a penalty. The right to liquidated damages shall not preclude Seller from pursuing any other legal or equitable right which Seller may have under this Agreement on account of such breach by Buyer, including without limitation, specific performance and/or payment of any actual damages incurred by Seller as the result of Buyer's default or breach (including attorneys' costs and fees and court costs).
B. By Seller. In the event that Seller shall, for whatever reason, fail to perform hereunder, Seller's sole obligation shall be to refund promptly to Buyer all sums paid by Buyer to Seller hereunder as full liquidated damages, as Buyer's sole and exclusive remedy, and all parties to this Agreement shall be discharged from all obligations hereunder.

16. USE OF FUNDS. THE SECURITY DEPOSIT WILL NOT BE HELD IN ESCROW BY THE SELLER AND MAY, IN THE DISCRETION OF SELLER, BE (i) EXPENDED BY THE SELLER TO FUND THE ACQUISITION AND/OR DEVELOPMENT OF THE SUBJECT PROPERTY, INCLUDING THE CONSTRUCTION OF THE DWELLING, OR (ii) DEPOSITED IN AN INTEREST-BEARING ACCOUNT. ANY INTEREST EARNED THEREON SHALL BELONG TO THE SELLER AND MAY BE WITHDRAWN BY SELLER FROM SUCH ACCOUNT AS IT ACCRUES AS OFTEN AS IS PERMITTED BY THE TERMS OF THE ACCOUNT. THE SECURITY DEPOSIT SHALL BE APPLIED, RETAINED OR REFUNDED IN ACCORDANCE WITH THE TERMS AND CONDITIONS HEREOF.

17. ASSIGNMENT. This agreement, including Buyer's rights and obligations hereunder, shall not be assigned or transferred by Buyer without the prior written consent of Seller, which consent will not be unreasonably withheld.

18. TERMITES. Seller shall provide at Seller's expense a report from a licensed pest control operator on a standard form, in accordance with the regulations of the North Carolina Structural Pest Control Committee, stating that there was no visible evidence of wood-destroying insects and that no visible damage there from was observed, or, if new construction, Seller shall provide to Buyer, at Seller's expense, a new construction termite certificate.

19. NOTICES. Whenever any notice is given under this Agreement, it shall be considered duly made when delivered in person or three days after deposit in the United Sates mail, certified or registered mail, return receipt requested, postage prepaid, and properly addressed to Buyer at this address as set forth above or to Seller at PO Box 9846, Greensboro, NC 27429-0846.

of Seller.

23. INTERSTATE LAND SALES FULL DISCLOSURE ACT. This transaction is exempt because Seller agrees to complete construction of a home on the Subject Property within two (2) years from the date of this agreement, subject only to the conditions of Paragraphs 6a and 10, above.

24. RADON NOTICE. The United States Environmental Protection Agency ("EPA") has indicated that a number of homes in the United States experience elevated levels of radon gas. Radon is a naturally occurring gas that is caused by the radioactive decay of the element radium. Since radium is contained in the earth's crust and dissolves readily in water, radon can be found virtually everywhere. Radon gas can enter the home through a variety of sources, such as through joints or normally occurring cracks in concrete floors or walls, floor drains, or sumps. This phenomenon can occur in any home. Once inside an enclosed space, such as a home, radon can accumulate. The EPA has stated that prolonged exposure to elevated concentrations of radon decay products has been associated with increases in the risk of lung cancer. The EPA recommends that actions be initiated to reduce excessive indoor radon levels. Homeowners may wish to obtain a test kit that meets the EPA protocol for measuring the level of radon gas in their homes. Cost for such test kits vary from $10-$50. EPA publishes a list that provides information on EPA-approved suppliers of such test kits. The EPA also has publications that identify several methods that may be effective in reducing the level of radon gas in homes. One of the methods is a sub-slab or sub-floor ventilation system.
Seller claims no expertise in the measurement or reduction of radon gas levels in homes, nor does Seller provide any advice to Buyer as to acceptable levels or possible health hazards of the gas. Further, Seller disclaims all liability with respect to the presence of radon gas, if any, at the Subject Property.

25. MOLD NOTICE. Molds are naturally occurring organisms found virtually everywhere. Molds can grow in houses, particularly if moisture above certain levels is allowed to enter and remain in the house. Periodic inspection of the house by BUYER, followed by the removal of all visible evidence of mold and the repair of any points of moisture intrusion, may help minimize the growth of mold. Also, BUYER should keep the house adequately ventilated to allow moisture to leave the house. BUYER shall have the right to inspect the house prior to closing to determine if any mold exists in the house. If mold is discovered prior to closing, SELLER agrees to attempt to remediate the mold to the reasonable satisfaction of the BUYER before closing. If BUYER moves forward with closing, BUYER WAIVES ALL CLAIMS OF ANY KIND INCLUDING CLAIMS FOR PROPERTY DAMAGE AND PERSONAL INJURY, AGAINST SELLER RELATED IN ANY WAY TO MOLD IN THE HOUSE.

26. INSULATION DISCLOSURE. As required by Federal Trade Commission Regulations, the information relating to the insulation installed in the Subject Property is as follows and may change if required by Code:

A. Exterior walls of improved living areas insulated with fiberglass batt insulation to a thickness of 3 1/8 " which yields an R-value of 13 or equal.

B. Walls in other areas of the home insulated where required with fiberglass batt insulation to a thickness of 3 ½ " which yields an R-value of 11 or equal.

C. Ceilings in improved living areas, insulated with fiberglass insulation to a thickness of 13 1/8" blown/9" batt which yields an R- value of 38 or equal.

D. Floors of improved living areas not applied to a slab foundation insulated with fiberglass batt insulation to a thickness of 6" which yields an R-value of 19 or equal.

E. Slab on grade at perimeter insulated with expanded polystyrene bead board insulation to a thickness of 1" which yields an R-value of 4.167 or equal. All stated R-values are based on information provided by the manufacturer of the insulation. Regardless of materials used, R-value shall be at least those stated herein.

27. REQUIRED IF VA FINANCING IS ELECTED IN PARAGRAPH 4 HEREIN. If Buyer has indicated herein that VA financing will be used, it is agreed that, notwithstanding any other provisions of this Agreement, Buyer shall not incur any penalty by forfeiture of earnest money or otherwise be obligated to complete the purchase of the property described herein, if the contract purchase price or cost exceeds the reasonable value of the property established by the Veteran's Administration. If the VA appraisal does not meet or exceed the contract purchase price, Seller shall have the right to appeal the appraisal within 60 days following Seller's official notification of an appraisal shortfall. Notwithstanding the foregoing, Buyer shall, however, have the privilege and option of proceeding with the consummation of this Agreement and purchase of the Subject Property without regard to the amount of reasonable value established by the VA.

Further, the substitution of materials as provided for in Paragraph 6B shall be subject to the approval of the veteran Buyer and the Veteran's Administration in accordance with the Veteran's Administration's regulations. If Buyer applies for a VA loan but is not approved, the veteran Buyer shall not be deemed to be in default hereunder as a result of such loan disapproval.

28. REQUIRED IF FHA FINANCING IS ELECTED IN PARAGRAPH 4 HEREIN. If Buyer has indicated herein that FHA financing will be used this Paragraph 28 shall apply, and it is expressly agreed that notwithstanding any other provisions of this Agreement, Buyer shall not be obligated to complete the purchase of the property described herein or to incur any penalty by forfeiture of earnest money deposits of otherwise unless the [**mortgagee**] has delivered to the purchaser a written statement issued by the Federal Housing Commissioner or a Direct Endorsement lender setting forth the appraised value of the property (excluding closing costs) of not less than $ NA which statement the mortgagee hereby agrees to deliver to the purchaser promptly after such appraised value statement is made available to the mortgagee. Buyer shall, however, have the privilege and option of proceeding with consummation of the Agreement and purchase of the Subject Property without regard to the amount of the appraised valuation. The appraised valuation is arrived at to determine the maximum mortgage the Department of Housing and Urban Development will insure. HUD does not warrant the value or the condition of the property. Buyer should satisfy him/herself that the price and the condition of the property are acceptable.

29. CHANGE ORDER POLICY. One change order will be allowed within fourteen (14) days of execution of this Purchase Agreement. There is no change order fee for allowing this change, however, all upgrades and changes must be paid for by the Buyer. After the 14-day period Buyer shall be responsible for the cost of all change orders, and such changes shall be limited to the following: cable and electrical outlets ($200 per outlet), telephone outlets ($200), overhead lighting ($250 per outlet), and ceiling fans ($450 each). Notwithstanding the foregoing, after the Pre-drywall Meeting, **NO CHANGES ARE PERMITTED HEREUNDER**.

30. CONSTRUCTION PERFORMANCE GUIDELINES. Seller agrees that construction of the home on the Subject Property conforms to the Residential Construction Performance Guidelines for Professional Builders and Remodelers established by the National Association of Homebuilders. Seller agrees to provide Buyer with a copy of the guidelines upon request. Buyer agrees by the signing of this Agreement to accept these guidelines as acceptable standards for which the home is to be constructed.

DESCRIBED ABOVE.

33. STANDARDS VARIANCES FOR DIFFERENT COMMUNITES. Buyer acknowledges that Seller builds in various price ranges and other community locations. The standards established by the Seller vary from community to community.

34. NEIGHBOR DISCLAIMER: Buyer agrees and understands that Seller is not responsible for the conduct of any neighbor of Buyer or of any other person not employed by Seller. BUYER EXPRESSLY WAIVES ANY CLAIMS OF ANY KIND THAT BUYER MAY HAVE AGAINST SELLER RELATING IN ANY WAY TO THE CONDUCT OF ANY NEIGHBOR OR OTHER PERSON NOT EMPLOYED BY SELLER OR CAUSED IN ANY WAY BY THE CONDUCT OF ANY NEIGHBOR OR OTHER PERSON NOT EMPLOYED BY SELLER.

35. AGENCY DISCLOSURE. When showing Buyer the Subject Property and assisting Buyer in the purchase of Subject Property, Julie Glandt ________________ is an employee of Seller, Alaris Homes, Inc. All employees of Seller, Alaris Homes, Inc. are and have been obligated to obtain the best price and terms possible for their employer. Employees of Seller, Alaris Homes, Inc., as well as subcontractors of the Seller, Alaris Homes, must also furnish the Seller, Alaris Homes, Inc., with any information obtained from you or any other source that is material to the transaction, or might influence the Seller's decision to sell. Therefore, as a Buyer, you should not give to the Seller' employees, agents or subcontractors any information that you do not wish the Seller, Alaris Homes, Inc., to know.

36. INDEMNIFICATION. Buyer will indemnify, defend and hold harmless Seller and its employees, officers, directors, agents, owners successors, and assigns from and against all claims of loss or liability, including reasonable attorneys' fees and costs, arising out of or connected with Buyer's breach or alleged breach of its representations, warranties and covenants set forth herein or any negligent, wrongful or intentional acts or omissions on the part of Buyer.

37. LIMITATION OF LIABILITY. NOTWITHSTANDING ANY OTHER PROVISION HEREOF, SELLER SHALL NOT BE LIABLE FOR ANY INDIRECT, INCIDENTAL, SPECIAL, CONSEQUENTIAL, EXEMPLARY OR PUNITIVE DAMAGES (INCLUDING BUT NOT LIMITED TO DAMAGES FOR LOST

PROFITS OR LOST REVENUES), WHETHER OR NOT CAUSED BY THE ACTS OR OMISSIONS OR NEGLIGENCE OF ITS EMPLOYEES OR AGENTS, AND REGARDLESS OF WHETHER IT HAS BEEN INFORMED OF THE POSSIBILITY OR LIKELIHOOD OF SUCH DAMAGES. THE FOREGOING WILL APPLY REGARDLESS OF THE NEGLIGENCE OR OTHER FAULT OF EITHER PARTY AND REGARDLESS OF WHETHER SUCH LIABILITY ARISES IN CONTRACT, NEGLIGENCE, TORT, STRICT LIABILITY OR ANY OTHER THEORY OF LIABILITY. IN NO EVENT SHALL SELLER'S LIABILITY IN THE AGGREGATE FOR ANY AND ALL CLAIMS OR DAMAGES ARISING UNDER THIS AGREEMENT EXCEED THE TOTAL AMOUNT PAID BY BUYER TO SELLER HEREUNDER.

38. **TIME IS OF THE ESSENCE**. Buyer acknowledges that ***TIME IS OF THE ESSENCE*** in the performance of his or her obligations under this Agreement. All references to "days" in this Agreement shall mean calendar days unless otherwise stated. To the extent that any calendar day on which a deadline pursuant to this Agreement falls is a weekend or a Federal Holiday, such deadline will fall on the next calendar day that is not a weekend or a Federal Holiday.

39. MINERAL AND OIL AND GAS RIGHTS DISCLOSURE.

Instructions to Property Owners

The Residential Property Disclosure Act (G.S. 47E) ("Disclosure Act") requires owners of certain residential real estate such as single family homes, individual condominiums, townhouses, and the like, and buildings with up to four dwelling units, to furnish purchasers a Mineral and Oil and Gas Rights Disclosure Statement ("Disclosure Statement"). This form is the only one approved for this purpose.

A disclosure statement is not required for some transactions. For a complete list of exemptions, see **G.S. 47E-2(a). A DISCLOSURE STATEMENT IS REQUIRED FOR THE TRANSFERS IDENTIFIED IN G.S. 47E-2(b)**, including transfers involving the first sale of a dwelling never inhabited, lease with option to purchase contracts where the lessee occupies or intends to occupy the dwelling, and transfers between parties when both parties agree not to provide the Residential Property and Owner's Association Disclosure Statement.

You must respond to each of the following by placing a check √ in the appropriate box.

MINERAL AND OIL AND GAS RIGHTS DISCLOSURE

Mineral rights and/or oil and gas rights can be severed from the title to real property by conveyance (deed) of the mineral rights and/or oil and gas rights from the owner or by reservation of the mineral rights and/or oil and gas rights by the owner. If mineral rights and/or oil and gas rights are or will be severed from the property, the owner of those rights may have the perpetual right to drill, mine, explore, and remove any of the subsurface mineral and/or oil or gas resources on or from the property either directly from the surface of the property or from a nearby location. With regard to the severance of mineral rights and/or oil and gas rights, Seller makes the following disclosures:

		Yes	No	No Representation
JT 01/25/25 10:12 AM PST Bu[yer Initials]	Mineral rights were severed from the property by a previous owner.	☐	☐	☒
JT 01/25/25 10:12 AM PST Bu[yer Initials]	Seller has severed the mineral rights from the property.	☐	☒	
JT 01/25/25 10:12 AM PST Bu[yer Initials]	Seller intends to sever the mineral rights from the property prior to transfer of title to Buyer.	☐	☒	
JT 01/25/25 10:12 AM PST B[uyer Initials]	Oil and gas rights were severed from the property by a previous owner.	☐	☐	☒

Note to Purchasers

If the owner does not give you a Mineral and Oil and Gas Rights Disclosure Statement by the time you make your offer to purchase the property, or exercise an option to purchase the property pursuant to a lease with an option to purchase, you may under certain conditions cancel any resulting contract without penalty to you as the purchaser. To cancel the contract, you must personally deliver or mail written notice of your decision to cancel to the owner or the owner's agent within three calendar days following your receipt of this Disclosure Statement, or three calendar days following the date of the contract, whichever occurs first. However, in no event does the Disclosure Act permit you to cancel a contract after settlement of the transaction or (in the case of a sale or exchange) after you have occupied the property, whichever occurs first.

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40. DEED TO BE MADE TO: Arrived Holdings Inc.

41. BUYER AGENT INFORMATION.

Seller and Buyer acknowledge that this Agreement was procured without intervention of any broker except for the broker set forth below ("Buyer's Broker"), which shall be entitled to a commission payable by Seller in accordance with the terms of a separate agreement if and only if the sale closes. Buyer shall indemnify, hold harmless and defend Seller against the claim including any attorney's fees incurred as a result of such claim of any broker or similar person or entity claiming to have acted through the Buyer incurring or causing such claim.

If Buyer's Broker is procuring cause, following information must be completed:

Agent Susanne Flynn #338195 Firm Flynn Realty #36248

Firm Address 1057 Avery Trace Circle Hendersonville, TN 37075 Firm Phone [redacted]

IN WITNESS WHEREOF, the parties have executed this Purchase Agreement as of the day and year set forth below.

Jeff Talbert on behalf of Arrived Holdings, Inc. And/Or Assigns — dotloop verified 01/25/25 10:12 AM PST JUGV-MAJP-8OHE-ODTU

Buyer Date **Buyer** Date

WITNESS, our hands and Seals, the first date first above written, Witness to Both

1/27/2025

Witness Seller – Alaris Homes, Inc.

WIRE FRAUD WARNING

TO BUYERS: BEFORE SENDING ANY WIRE, YOU SHOULD CALL THE CLOSING[redacted]ATTORNEY'S OFFICE TO VERIFY THE INSTRUCTIONS. IF YOU RECEIVE WIRING INSTRUCTIOS FOR A DIFFE[redacted]ENT BANK, BRANCH LOCATION, ACCOUNT NAME OR ACCOUNT NUMBER, THEY SHOULD BE PRESUMED FRAU[redacted]ULENT. DO NOT SEND ANY FUNDS AND CONTACT THE CLOSING ATTORNEY'S OFFICE IMMEDIATELY.